Item 77 k

On September 8, 2016, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm of the Funds. The report of PwC on the CSOP FSTE China A50 ETF financial statements as of and for the fiscal period ended September 30, 2015 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended September 30, 2015 and the subsequent interim period through September 8, 2016, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the CSOP FTSE China A50 ETF financial statements for the fiscal year ended September 30, 2015. Further, during the fiscal year ended September 30, 2015 and the subsequent interim period through September 8, 2016, there have been no reportable events (as defined in Item 304 (a) (1) (v) of Regulation S-K).

On September 15, 2016, upon the recommendation of the Audit Committee, the Board of Trustees (“Board”) of the Funds selected BBD, LLP (“BBD”) as the independent registered accounting firm for the Funds for the fiscal year ending September 30, 2016. During the fiscal year ended September 30, 2015 and the subsequent interim period through September 8, 2016, neither the Trust nor anyone acting on its behalf has consulted with BBD regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds’ financial statements, and neither a written report was provided to the Funds or oral advise was provided that BBD concluded was an important factor considered by the Funds in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K 304 (a) (1) (iv) and the related instructions to S-K 304, or a reportable event, as that term is defined in S-K 304 (a) (1) (v).

The Funds requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated November 18, 2016 is filed as an exhibit to this Form N-SAR.